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                           February 10, 2023

       Barbara E. Matthews
       General Counsel and Corporate Secretary
       Hagerty, Inc.
       121 Drivers Edge
       Traverse City, MI 49684

                                                        Re: Hagerty, Inc.
                                                            Registration
Statement on Form S-3
                                                            Filed February 3,
2023
                                                            File No. 333-269555

       Dear Barbara E. Matthews:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact John
Stickel at 202-551-3324 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Finance